Exhibit 12

                              Cytec Industries Inc.
                Computation of Ratio of Earnings to Fixed Charges
                          (Dollar amounts in millions)

                                                Three Months Ended                       Six Months Ended
                                                     June 30,                                June 30,
                                        -----------------------------------    ------------------------------------
                                             2007              2006                  2007                2006
                                        --------------- -------------------    ----------------    ----------------
Earnings (loss) from continuing
 operations before income taxes,
 minority interest and equity in
 earnings of associated companies       $          79.3    $           58.6    $          147.1    $          111.8
Add:
   Distributed income of associated
    companies                                       2.9                 1.9                 2.9                 1.9
   Amortization of capitalized interest             0.6                 0.5                 1.2                 1.1
   Fixed charges                                   13.0                16.8                26.0                33.4
Less:
   Capitalized interest                           (0.6)               (0.4)               (1.2)               (0.7)
   Minority interest                              (0.1)               (0.2)               (0.2)               (0.4)
                                         --------------     ---------------     ---------------     ---------------
   Earnings as adjusted                 $          95.1    $           77.2    $          175.8    $          147.1

Fixed charges:
   Interest on indebtedness including
     amortized premiums, discounts and
     deferred financing costs (1)       $          11.7    $           15.6    $           23.4    $           31.0
   Portion of rents representative of
    the
     interest factor                                1.3                 1.2                 2.6                 2.4
                                         --------------     ---------------     ---------------     ---------------
Fixed charges                           $          13.0    $           16.8    $           26.0    $           33.4
Ratio of earnings to fixed charges                  7.3                 4.6                 6.8                 4.4
                                         ==============     ===============     ===============     ===============


(1) Interest on FIN 48 liabilities are not included as they are recognized as part of income tax expenses.